EXHIBIT 99.2
News
Release	Investor and Media Contact: Brian Davis brian.davis@tengion.com 267.960.4802

Tengion Announces Significant Advances in Neo-Urinary Conduit™ and Neo-Kidney Augment™ Programs

-- Implants Fourth Patient in Neo-Urinary Conduit Trial in Patients with Bladder Cancer --

-- Submits Pre-IND Filing to FDA for Neo-Kidney Augment Program --

WINSTON-SALEM, NC, March 26, 2012 -- Tengion, Inc. (NASDAQ: TNGN), a leader in regenerative medicine, today announced that it has made significant advances in its two lead programs. A fourth patient was implanted in the last several weeks in the ongoing initial clinical trial of the Company’s lead product candidate, the Neo-Urinary Conduit. The Company also submitted a pre-Investigational New Drug (IND) filing to the U.S. Food and Drug Administration (FDA) for its lead preclinical program, the Neo-Kidney Augment. Tengion also announced its fourth quarter and full year 2011 financial results in a separate release issued today and will hold a conference call to discuss these updates today, March 26, 2012, at 5:00 p.m. EDT.

“The implanting of the Neo-Urinary Conduit into the fourth patient and the pre-IND filing for our Neo-Kidney Augment are significant achievements for Tengion and we are confident in our ability to execute on our ambitious objectives for these two programs going forward,” stated John L. Miclot, President and Chief Executive Officer of Tengion. “We have gained substantial knowledge and insight from the first three patients in the ongoing trial for the Neo-Urinary Conduit and we believe that the surgical modifications implemented for the fourth patient will improve outcomes for current and future patients in the trial. In addition, now that we have submitted a pre-IND filing to the FDA for the Neo-Kidney Augment, we are preparing a proposed clinical trial design and timeline to continue our progress toward establishing clinical proof of concept.”

Neo-Urinary Conduit Clinical Program Update
Tengion has now enrolled a fourth patient in the ongoing initial clinical trial of its lead product candidate, the Neo-Urinary Conduit, which is being evaluated in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). The trial is designed to assess the safety and preliminary efficacy of the Neo-Urinary Conduit in up to 10 patients, as well as to translate the surgical procedure successfully used in preclinical animal models into clinical trials with human patients. The ongoing initial trial is being conducted at the University of Chicago Medical Center and at The Johns Hopkins Hospital in Baltimore, Maryland.

The goal set by the clinical investigators in this trial has been to optimize the surgical procedure and post-surgical care by incorporating the outcomes observed in each patient into the surgical approach for subsequent patients, as necessary. Data from the first three patients have allowed clinical investigators to make surgical modifications for the trial moving forward in an effort to address conduit patency and vascular supply. Complications that arose in the first three patients were resolved successfully and, following new surgeries to construct a urinary diversion using bowel tissue, all three patients have recovered well.

Upon implanting the fourth patient in the ongoing trial, Tengion and its clinical investigators believe they have translated the surgical technique, including the procedure to provide greater blood supply to the Neo-Urinary Conduit supporting regeneration of urinary tissue; the ureteral attachment to the Neo-Urinary Conduit using an established surgical procedure used in the current standard of care; and the procedure for the stoma incision and passage of the Neo-Urinary Conduit with its blood supply through the abdominal wall. The Company is also collaborating with post-operative care staff at the two trial sites to optimize stoma management for rapid patient recovery.

The Company plans to discuss with the Data Safety Monitoring Board a reduction in the timelines between future patient implants, which is currently 12 weeks. If granted and assuming appropriate safety data, the Company anticipates that it will complete implantation of up to 10 patients by the end of 2012.

Neo-Kidney Augment Preclinical Program Update
Tengion submitted a pre-IND filing to the FDA for its lead preclinical program, the Neo-Kidney Augment, one quarter ahead of schedule. The Neo-Kidney Augment is intended to prevent or delay the need for dialysis or kidney transplant by catalyzing the regeneration of functional kidney tissue in patients with advanced chronic kidney disease (CKD). Following the early submission of the pre-IND, Tengion’s Board of Directors has authorized the Company to aggressively pursue the development of its Neo-Kidney Augment program and will retain the full team of employees involved in the Neo-Kidney Augment program.

Tengion has scheduled a meeting with the FDA to discuss the Company’s proposed GLP animal study program to support an IND filing. Tengion is also exploring moving forward using the Advanced Therapy Medicinal Products (ATMP) pathway, an established regulatory route in Europe for advanced cell-based therapies. The Company expects to provide an update on its expectations for the clinical trial program in its first quarter 2012 financial results announcement in May.

About the Neo-Urinary Conduit
The Neo-Urinary Conduit is a combination of a patient’s own cells and bioabsorbable scaffold that is intended to catalyze regeneration of a native bladder tissue conduit, passively transporting urine from the ureters through a stoma, or hole in the abdomen, into a standard ostomy bag. Standard of care for patients requiring a non-continent urinary diversion uses bowel tissue to construct a conduit for urine to exit from the body. There are over 20,000 urinary diversions performed annually in the United States and Europe. These patients are at risk for complications associated with the use of bowel tissue, as well as for those associated with the surgery to harvest the bowel tissue. The Neo-Urinary Conduit is the only product currently in development that aims to avoid the use of bowel tissue.

About the Neo-Kidney Augment
The Neo-Kidney Augment is intended to prevent or delay the need for dialysis or kidney transplant by catalyzing the regeneration of functional kidney tissue in patients with advanced chronic kidney disease (CKD). This increase in functional kidney mass could thereby delay or prevent the need for dialysis or kidney transplant in patients with end stage renal disease (ESRD). According to the United States Renal Data System, more than $27 billion in Medicare costs each year are attributable to patients with ESRD and ESRD is associated with an approximate 20% mortality rate per year, with the average life expectancy of a patient initiating dialysis of approximately four years. Tengion scientists have published and presented positive data on the effect of the Company’s Neo-Kidney Augment in four different preclinical models of CKD. Two of these preclinical models have been conducted for a sufficiently long period of time to demonstrate durability and an impact on survival.

About Tengion
Tengion, a clinical-stage regenerative medicine company, is focused on discovering, developing, manufacturing and commercializing a range of neo-organs, or products composed of living cells, with or without synthetic or natural materials, implanted or injected into the body to engraft into, regenerate, or replace a damaged tissue or organ.  Using its Organ Regeneration Platform™, the Company creates neo-organs using a patient’s own cells, or autologous cells.  Tengion’s proprietary product candidates harness the intrinsic regenerative pathways of the body to regenerate a range of native-like organs and tissues.  The Company’s product candidates are intended to delay or eliminate the need for chronic disease therapies, organ transplantation, and the administration of anti-rejection medications.  An initial clinical trial is ongoing for the Company’s lead product candidate, the Neo-Urinary Conduit™, an autologous implant that is intended to catalyze regeneration of native-like bladder tissue for bladder cancer patients requiring a urinary diversion following bladder removal. The Company’s lead preclinical candidate is the Neo-Kidney Augment™, which is designed to prevent or delay dialysis by increasing renal function in patients with advanced chronic kidney disease. Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company's: (i) plans to develop and commercialize its product candidates, including the Neo-Kidney Augment and the Neo-Urinary Conduit; and (ii) expectations regarding ongoing and planned preclinical studies and clinical trials.  Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements. For instance there can be no assurance that: (i) the Company will be able to successfully enroll patients in its clinical trials, including its  Phase I clinical trial for the Neo-Urinary Conduit; (ii) patients enrolled in the Company's clinical trials will not experience adverse events related to the Company's product candidates, which could delay clinical trials or cause the Company to terminate the development of a product candidate; (iii) the results of the clinical trial for the Neo-Urinary Conduit will support further development of that product candidate; (iv) data from the Company's ongoing preclinical studies will continue to be supportive of advancing its preclinical product candidates; and (v) the Company will be able to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trials; (vi) the Company will be able enter into strategic partnerships on favorable terms, if at all, or obtain the capital it needs to develop its product candidates and continue its operations and (vii) the Company will be able to reduce the net rental obligation for its Pennsylvania facility prior to the expiration of the existing lease.  For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.

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